Exhibit 99.1

Eyenovia Announces Appointment of Experienced Finance and Accounting Executive Andrew Jones as
Chief Financial Officer

Current CFO, John Gandolfo, to remain with the Company through November as part of planned retirement transition

NEW YORK— September 3, 2024—Eyenovia, Inc. (NASDAQ: EYEN), a commercial-stage ophthalmic company with two FDA-approved products and a late-stage asset in pediatric progressive myopia, today announced the appointment of experienced finance and accounting executive Andrew Jones as Chief Financial Officer. Mr. Jones brings to the Eyenovia team more than 30 years of diverse finance and accounting leadership experience spanning therapeutics and medical technology/devices, most recently serving as Chief Financial Officer of NovaBay Pharmaceuticals, Inc., a publicly traded, commercial stage ophthalmic company. Eyenovia’s current CFO, John Gandolfo, is retiring and will remain with the Company through November to help ensure a smooth transition.

“We are very pleased to welcome Andrew to the Eyenovia team and believe that his diverse and relevant experience is a perfect fit for our Company at this crucial stage,” stated Michael Rowe, Chief Executive Officer of Eyenovia. “As we approach a critical data readout for MicroPine later this year, the U.S. launch of clobetasol, as well as the continued commercial ramp of Mydcombi, we will rely on Andrew’s track record of success – in both operations as well as capital raising – to ensure that we are best positioned for long-term success.”

“Additionally, on behalf of the entire Eyenovia team, I would like to thank John Gandolfo for his many contributions since joining the Company in 2017. We have made tremendous progress during that time, and I wish him well in his retirement.”

“Eyenovia’s commercial strategy is rapidly advancing, with two FDA-approved products and a third in late Phase 3 development, in addition to several collaboration agreements that have the potential to further advance and expand the use of its already proven Optejet technology to address additional large market ophthalmic indications,” stated Mr. Andrew Jones. “With many opportunities to drive long-term growth and value creation, I am excited to join the Eyenovia team as it works to be a leader in the development of highly differentiated topical ophthalmic medications.”

Prior to joining Eyenovia, Mr. Jones served as the Chief Financial Officer and Treasurer of NovaBay Pharmaceuticals during a successful period of commercial growth and cost reductions. Prior to joining NovaBay, he served as Vice President of Finance at MyoScience, Inc., a company that successfully developed and commercialized a pain management device through its acquisition by Pacira BioSciences, Inc. Mr. Jones previously served as Controller for various public and private life sciences companies including Armetheon, Inc., Asante Solutions, Inc. and Genelabs Technologies, Inc., and began his career with PricewaterhouseCoopers. Mr. Jones received a B.S. degree in Business Administration from the University of Washington in Seattle.

Nasdaq Rule 5635(c)(4) Notice

In connection with the commencement of his employment, Mr. Jones was awarded an inducement grant of an option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock on the grant date, August 30, 2024. Such option is subject to a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the balance of the shares to vest in equal annual installments over Mr. Jones' subsequent three years of continuous service to the Company thereafter. The Compensation Committee of Eyenovia's Board of Directors approved the award as an inducement material to Mr. Jones' employment in accordance with Nasdaq Listing Rule 5635(c)(4).

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is a commercial-stage ophthalmic pharmaceutical technology company developing a pipeline of microdose array print therapeutics. Eyenovia is currently focused on the commercialization of MYDCOMBI® for mydriasis, clobetasol propionate ophthalmic suspension, 0.05% for post-surgical pain and inflammation, as well as the ongoing late-stage development of medications in the Optejet device for pediatric progressive myopia as well as out-licensing for additional indications. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

PLEASE GO TO MYDCOMBI.COM FOR IMPORTANT SAFETY INFORMATION for MYDCOMBI™ (tropicamide and phenylephrine hydrochloride ophthalmic spray) 1%/2.5%

PLEASE GO TO CLOBETASOLBID.COM FOR IMPORTANT SAFETY INFORMATION for Clobetasol Proprionate Ophthalmic Suspension 0.05%

Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology, and the timing for availability and sales growth of our approved products. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment, timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our products and product candidates; the potential advantages of our products, product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our products and product candidates; our estimates regarding the potential market opportunity for our products and product candidates; reliance on third parties to develop and commercialize our products and product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products and product candidates; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; and our competitive position.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
Andy Jones
Chief Financial Officer
ajones@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com